UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

POINT BLANK SOLUTIONS, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P.
STEEL PARTNERS II GP LLC
STEEL PARTNERS II MASTER FUND L.P.
STEEL PARTNERS LLC
WARREN G. LICHTENSTEIN
JAMES R. HENDERSON
TERRY R. GIBSON
GENERAL MERRILL A. MCPEAK
BERNARD C. BAILEY
ROBERT CHEFITZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Steel Partners II, L.P. (“Steel Partners”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of its five director nominees at the 2008 annual meeting of shareholders (the “Annual Meeting”) of Point Blank Solutions, Inc. (the “Company”).  Steel Partners has filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On March 26, 2008, Steel Partners issued the following press release:

Press Release	Source: Steel Partners II, L.P.

Steel Partners Files Definitive Proxy Materials to Elect Its Slate of Five Director Nominees to Point Blank's Board and Sends Open Letter to Stockholders
Wednesday March 26, 11:05 am ET

Urges Stockholders to Elect Five Highly Qualified Nominees with Significant Defense Industry Experience Who Will Represent the Best Interests of All Stockholders

NEW YORK--(BUSINESS WIRE)--Steel Partners II, L.P. (“Steel Partners”) announced today that it has filed with the Securities and Exchange Commission definitive proxy materials in connection with its nomination of five highly qualified candidates for election to the Board of Directors of Point Blank Solutions, Inc. (“Point Blank” or the “Company”) (OTC:PBSO - News) at its 2008 Annual Meeting. The meeting is scheduled to be held on April 22, 2008 at 11:00 a.m., local time, at the Fort Lauderdale Marriott North, 6650 North Andrews Avenue, Fort Lauderdale, Florida, 33309. Steel Partners’ nominees are James R. Henderson, Terry R. Gibson, General Merrill A. McPeak, Bernard C. Bailey and Robert Chefitz.

Steel Partners also announced today that it has issued an open letter to the stockholders of Point Blank in which it urges stockholders to elect Steel Partners’ slate of director nominees who, if elected, would seek to sell Point Blank to the highest bidder. In the letter, Steel Partners is critical of the Point Blank Board for its refusal to negotiate a transaction with Steel Partners and for trying to force Steel Partners to sign an uncustomary two-year standstill as a pre-condition to entering into discussions. The letter also expresses Steel Partners’ disapproval of the Company’s ill-advised aggressive pricing and marketing strategy that is founded upon sacrificing profit margins for market share and reiterates Steel Partners’ belief that Point Blank should not remain a public company.

The full text of the letter follows:

Dear Fellow Stockholder:

Steel Partners is one of the largest stockholders of Point Blank Solutions, Inc. (“Point Blank” or the “Company”), owning approximately 7.9% of the outstanding shares of common stock. We have attempted over the past several months to negotiate a transaction to acquire Point Blank that would provide a meaningful premium to stockholders and afford stockholders an attractive and certain means for monetizing their investment, as opposed to the uncertainty offered by the current Board’s strategic direction. On October 30, 2007, after the Board refused to privately negotiate a transaction with us, we publicly offered to acquire all of the outstanding shares of common stock of Point Blank for no less than $5.50 per share in cash. At that time, our offer represented at least a 23% premium to the October 29, 2007 closing price and now represents an even more attractive premium of approximately 75% over the March 24, 2008 closing price of $3.15 per share.

We informed the Board that we would be willing to increase our offer price if our due diligence demonstrated additional value inherent in the Company. The Board responded by trying to force us to enter into an non-disclosure agreement (“NDA”) with a two-year standstill as a pre-condition to entering into any such discussions or receiving any such diligence. By insisting on such an uncustomary standstill, the Board has shown that it does not have a genuine interest in meeting with us and was using the NDA as a means to limit our rights as stockholders. We will not let that happen.

To this day, the Board would have you believe that it did not reject our offer and that it made good-faith efforts to enter into discussions with us regarding the future direction of the Company. To us, the Board’s statement in a letter responding to our offer that “the Board has concluded that it should not pursue your proposal at this time and, in order to maximize value for its entire stockholder base over the long term, the Company should continue to make progress on resolving legacy issues as well as implementing its growth and profitability strategy” is clearly a rejection of our offer and shows that the Board has no intention of entering into good-faith negotiations. As a result, we have been left with no choice but to undertake an election contest as a last resort.

YOU SHOULD BE ABLE TO DECIDE THE FUTURE OF YOUR COMPANY!

We have nominated a slate of five highly-qualified director nominees for election to the Board at the Company’s 2008 Annual Meeting of Stockholders scheduled to be held on April 22, 2008. If elected, our nominees will ensure that you, the true owners of the Company, have a voice in the future of your investment. The nominees would seek, if elected, to sell Point Blank to the highest bidder. In accordance with their fiduciary duties, priority would be to negotiate and consummate a transaction on the most favorable terms available to Point Blank stockholders.

We are soliciting your support to elect the nominees at the Annual Meeting because we believe that unless stockholders take action by electing our nominees, the Board will continue down the current path of value destruction, while paying little heed to the interests of the Company’s stockholders, who are its real owners.

SHOULD YOU TRUST THE CURRENT BOARD WITH YOUR COMPANY’S FUTURE? WE THINK THE ANSWER IS CLEARLY NO

We do not believe that Point Blank should remain a public company. Like other small companies, we believe Point Blank faces issues such as the high costs and distractions of Sarbanes-Oxley compliance, minimal analyst coverage, pressure to demonstrate revenue growth and difficulty in absorbing overhead associated with being a public company. These issues are exacerbated by certain legacy issues and other challenges that Point Blank has faced and continues to face. We believe that these issues, combined with the demands associated with operating as a public company, will continue to impair value to stockholders and are a significant distraction to management. To us, it does not make sense for small companies in the defense industry such as Point Blank to remain public and compete with the large conglomerate defense companies for market share and acquisitions, especially when smaller companies have had to accept reduced gross margins in order to seek to effectively compete.

The pressure the Board has felt in seeking to effectively compete has caused it to adopt an aggressive pricing and marketing strategy that we believe will negatively impact stockholder value. Such a strategy founded upon sacrificing profitability for growth is not in the best interests of stockholders. In fact, current management has stated outright that they are ready to sacrifice profit margins in order to gain market share. CEO Larry Ellis acknowledged this risk on the fiscal 2007 third quarter earnings call when he responded to a question with the following: “so every time we give up a little bit of margin we're going to become more efficient in-house in trying to compensate for it.”

We question how Point Blank can reasonably expect to become more efficient in-house in light of its serious legacy issues, including the SEC investigation, class action and derivative lawsuits, internal weaknesses and the Zylon voluntary replacement program.

We believe that continuing this ill-advised pricing and marketing strategy will result in a continuing decline in gross margins. Point Blank’s gross margins for 2007 were 19.2% of net sales, as compared to 22.8% of net sales over the same period in 2006. In explaining the decline, the Company stated in a public announcement: “Throughout 2007, certain contracts were targeted for an aggressive pricing strategy, recognizing the changes in the competitive environment within the industry.” Assuming this pricing pressure is real, Point Blank must implement sound and prudent business practices to lower its cost structure. Any reduction in price must come with a corresponding reduction in Point Blank’s cost structure in order to ensure stockholder value. We believe selling the Company would lower or potentially eliminate corporate overhead and eliminate the costs associated with being a public company. Point Blank could also benefit through the integration into an acquiring company’s corporate infrastructure.

Stockholders deserve the right to decide for themselves whether they would like to realize a significant, timely cash return without the risks attendant to Point Blank’s legacy issues and aggressive pricing strategy that the Company, itself, admits continue to have a negative impact on the Company’s margins.

WE URGE YOU TO ASK YOURSELVES WHETHER THE CURRENT BOARD’S INTERESTS ARE ALIGNED WITH YOUR BEST INTERESTS AS STOCKHOLDERS

We believe this apparent lack of concern for stockholder value is at least in part due to the fact that the current directors have little personal stake in the Company. It should be noted that, exclusive of warrants, deferred stock awards and options awarded by the Board to its members, they own, or have purchased with their own money, less than 50,000 shares of stock of the Company as of February 29, 2008. We urge all stockholders to ask themselves whose interests the Board has in mind when it continues to reject our offer without making any effort to negotiate or discuss the proposal. Your investment continues to be at risk as management and the Board implement their aggressive pricing and marketing strategy with its attendant reduced margins. Stockholders should not have to bear this risk!

DO NOT BE MISLED! LOOK AT THE FACTS!

To divert attention away from the Company’s many shortfalls, the Company’s proxy statement presents stockholders a list of reasons to vote against Steel Partners’ director nominees. An examination of the facts, however, readily shows that their claims are false and misleading.

They say: The Company was willing to enter into discussions with Steel Partners with regard to the offer and the Company’s strategy, but Steel Partners declined to enter into the nondisclosure agreement or to negotiate the terms of a standstill.

The Facts: A two-year standstill is both unwarranted and overreaching in light of our serious interest in acquiring the Company. If the Board insists on a standstill, then we are only left to conclude that the Board does not have a genuine interest in meeting with us and was using the NDA as a means to rebuff our offer.

They say: Steel Partners’ stated interest in acquiring the Company and belief that the Company should go private or be acquired indicates that their interests may differ from the interests of other stockholders.

The Facts: Steel Partners has a proven track record of taking actions that are in the best interest of all stockholders. For example, in 2003, the Board of United Industrial Corporation (“United Industrial”), a company principally focused on the design, production and support of defense systems, was negotiating to sell the company for $18 per share. Steel Partners blocked that sale, and in October 2007 orchestrated the sale of the company to Textron, Inc. for $81 per share.

They say: Steel Partners’ nominees lack relevant experience.

The Facts: Our nominees have track records of creating value in the defense sector and have the requisite expertise to maximize stockholder value. In the event our offer or any other third-party acquisition proposal is not promptly consummated, the nominees have the right mix of leadership and relevant industry expertise to oversee the turnaround and future strategic direction of Point Blank.

OUR NOMINEES POSSESS RELEVANT INDUSTRY EXPERIENCE AND ARE COMMITTED TO MAXIMIZING VALUE FOR STOCKHOLDERS

James Henderson has more than 26 years of experience as an operating executive with various companies, including defense companies such as ECC International Corp. (“ECC”) and Aydin Corp. and with the defense and military division of UNISYS Corp. He also served as a director of the defense company Tech-Sym Corp.

General Merrill A. McPeak was Chief of Staff of the United States Air Force from November 1990 to October 1994, when he retired from active military service. General McPeak was for several years Chairman of ECC. Currently General McPeak is Chairman of the board of directors of Ethicspoint, Inc., a company providing confidential corporate governance compliance and whistleblower reporting services.

Robert Chefitz has over 25 years of experience investing in security, technology and biotech companies. Since 2002, Mr. Chefitz has been a Managing Member of NJTC Venture Fund, a private equity fund. During this time, Mr. Chefitz also founded Egis Capital Partners, a fund focused on private equity investments in the security and homeland defense industry.

Bernard C. Bailey has more than 25 years operational experience in the hightech and security sectors. Since September 2006, he has served as Chairman and CEO of Paraquis Solutions LLC, a consulting and IT strategy firm. Mr. Bailey has also served as a director of Telos Corporation and a director of Lasercard Corporation, since 2006, and is currently the Chairman of the Board of Lasercard Corporation. A graduate of the U.S. Naval Academy, Mr. Bailey served for eight years as an officer in the US Navy.

Terry R. Gibson is a Managing Director of SP Corporate Services LLC, a management services company owned by Steel Partners. Mr. Gibson has served as a director and Chief Executive Officer of CoSine Communications, Inc. (“CoSine”), a global telecommunications equipment supplier, since January 2005 and as Executive Vice President and Chief Financial Officer since joining CoSine in January 2002.

DEMAND VALUE FOR YOUR INVESTMENT! VOTE THE GOLD PROXY CARD TODAY!

As a significant and long-term stockholder of the Company, we are counting on your support to maximize value for all stockholders. We encourage all stockholders to vote promptly and to discard any proxy materials you may receive from management. If you have returned management's white proxy card, you can change your vote by executing the enclosed GOLD proxy card. If you have any questions, or need assistance in voting your GOLD proxy card, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect). Thank you in advance for your support.

Sincerely,

/s/ Warren G. Lichtenstein
Warren G. Lichtenstein
Steel Partners II, L.P.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

On March 25, 2008, Steel Partners II, L.P. ("Steel Partners II"), together with the other Participants (as defined below), made a definitive filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of stockholders of Point Blank Solutions, Inc., a Delaware corporation (the "Company").

STEEL PARTNERS II STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL FREE NUMBER: (800) 322-2885.

The participants in the proxy solicitation are Steel Partners II, Steel Partners II GP LLC (“Steel GP LLC”), Steel Partners II Master Fund L.P. (“Steel Master”), Steel Partners LLC (“Partners LLC”), Warren G. Lichtenstein, James R. Henderson, Terry R. Gibson, General Merrill A. McPeak, Bernard C. Bailey and Robert Chefitz (collectively, the "Participants"). As of March 25, 2008, Steel Partners II beneficially owned 4,018,087 shares of common stock of the Company (the "Shares"), constituting approximately 7.9% of the Shares outstanding. Steel Master is the sole limited partner of Steel Partners II. Steel GP LLC is the general partner of Steel Partners II and Steel Master. Partners LLC is the investment manager of Steel Partners II and Steel Master. Warren G. Lichtenstein is the manager of Partners LLC and the managing member of Steel GP LLC. By virtue of these relationships, each of Steel GP LLC, Steel Master, Partners LLC and Mr. Lichtenstein may be deemed to beneficially own the 4,018,087 Shares owned by Steel Partners II. Currently, Messrs. Henderson, Gibson, McPeak, Bailey and Chefitz do not directly own any Shares of the Company. As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, they are each deemed to beneficially own the 4,018,087 Shares owned by Steel Partners, constituting approximately 7.9% of the Shares outstanding.

About Steel Partners II, L.P.

Steel Partners II, L.P. is a long-term relationship/active value investor that seeks to work with the management of its portfolio companies to increase corporate value for all stakeholders and shareholders.

Contact:
Steel Partners
Jason Booth, 310-941-3616

Source: Steel Partners II, L.P.